                                                                   EXHIBIT 10.18


Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.

                              AMENDED AND RESTATED

                     RESEARCH, LICENSE AND SUPPLY AGREEMENT

      THIS AMENDED AND RESTATED RESEARCH, LICENSE AND SUPPLY AGREEMENT (the "Agreement") is made as of February 20, 1996 (the "Effective Date"), by COLLAGEN CORPORATION, a Delaware corporation with principal offices at 2500 Faber Place, Palo Alto, California 94303 U.S.A. ("Collagen") and PHARMING B.V., a corporation under the laws of The Netherlands with principal offices at Niels Bohrweg 11-13, 2333 CA Leiden, The Netherlands ("Pharming"). The parties agree:

1.0   Background.

      1.1 On May 8, 1993, Collagen and Pharming (the latter under the name of Gene Pharming Europe B.V.), together with GenPharm International, Inc., a corporation under the laws of California with principal offices at 297 North Bernardo Avenue, Mountain View, California 94043, U.S.A. ("GenPharm"), entered into a Research, License and Supply Agreement which was amended by an Amendment to Agreement by and among Collagen, Pharming (under the name of Gene Pharming Europe B.V.) and GenPharm with an effective date of September 12, 1994, (the "Amended RLS Agreement") which is appended as Exhibit A.

      1.2 Pharming is the successor in interest to GenPharm (which is not a party to this Agreement) under the Amended RLS Agreement and this Agreement.

      1.3 Collagen and Pharming (collectively, the "Parties"), having determined that a certain research program known as the Mouse Research Program (as defined in and conducted pursuant to the Amended RLS Agreement) has been completed successfully, wish to continue and expand their collaboration with a view to the production and commercialization of [*] from the milk of transgenic cattle.

      1.4 The Parties further wish to study the possible factors affecting the level of hydroxylation of proline residues in [*] produced in the milk of transgenic animals.

      1.5 The Parties have entered (also effective on the Effective Date ) into a Share Purchase Agreement which is appended as Exhibit B (the "Share Purchase Agreement") and which provides for the purchase by Collagen of approximately USD 4,500,000 (four million five hundred thousand US dollars) in Class B shares of Pharming at NLG 130 (one hundred and thirty Netherlands guilders) per share.

2.0 Definitions.

      2.1 "Affiliate" of either party shall mean any corporation, firm, association or other legal entity that directly or indirectly controls, is controlled by, or is under common control with, such party, but only for so long as said control continues. For purposes of this definition, "control" means possession of the power, whether or not normally exercised, to direct the management and affairs of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting shares shall in any case be deemed to confer control, while ownership of a lower percentage of such securities shall not necessarily preclude the existence of control.

      2.2 "Certificate of Analysis" shall mean the certificate of analysis containing the results of tests performed on a sample of Materials (as defined in Section 2.8) taken from a lot of such Materials, as prepared by Pharming to demonstrate that such lot satisfies certain minimum standards of acceptability for such Materials including, without limitation, the Specifications ( as defined in Section 2.14). The form and content of the Certificate of Analysis shall be determined by mutual agreement of Collagen and Pharming prior to completion of the Transgenic Cow Research Program and shall include the specific tests to be performed by Pharming.

      2.3 "Collagen Field of Use" shall mean the use, and sale for use (directly or through Affiliates or sublicensees), of Human Collagen or products containing Human Collagen for any and all purposes outside the Pharming Field of Use.


[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.

      2.4 "Collagen Intellectual Property Rights" shall mean all know-how, trade secrets and inventions (whether or not patented or patentable) and all patent rights covering Human Collagen (as defined in Section 2.7) that are now held or controlled by or licensed to Collagen or come to be held or controlled by or licensed to Collagen during the term of this Agreement. For purposes of this definition, "controlled" means having the right to grant licenses or sublicenses thereunder to Pharming without violating the rights of any third party.

      2.5 "Collagen Patent Application" shall mean U.S.S.N. 08/011,643 filed January 28, 1993, U.S.S.N. 08/183,648 filed January 18, 1994, 1994, PCT
Application No. PCT/US94/00740 and other corresponding international applications, and any continuations, continuations-in-part, extensions or reissues thereof.

      2.6 "GenPharm Patent Application" shall mean U.S.S.N. 08/281,493 filed July 27, 1994, and other corresponding international applications, and any continuations, continuations-in-part, extensions or reissues thereof."

      2.7 "Human Collagen" shall mean human collagen and modifications, variants, derivatives and fragments of human collagen consisting of a sequence of at least [*] amino acids (each such modification, variant, derivative or fragment having at least [*] homology in amino acid sequence with human collagen or an equivalent fraction thereof) produced by, and in the milk of, transgenic dairy cattle, provided that the fragment cannot be considered to be derived from another natural protein or peptide or fragment thereof.

      2.8 "Materials" shall mean bovine milk containing Human Collagen supplied by Pharming hereunder.

      2.9 "Net Collagen Sales Revenues" shall mean the [*] (including [*], if any) actually received by Collagen or an Affiliate of Collagen from the sale to [*] (including [*]) of Human Collagen or products containing Human Collagen within the Collagen Field of Use (excluding [*] between Collagen and [*]), after deduction of the following items; provided and to the extent such items are [*] in the [*]:

            (i)   [*] and [*] charges;

            (ii) [*] and [*] or [*] and [*] or [*] and [*] to the [*] in the [*];

            (iii) [*] or [*] given or made for [*]; and

            (iv)  any [*], [*] or other [*] on [*] or [*].


[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.

To the extent such revenues reflect sales of Human Collagen or products containing Human Collagen at [*] for such products (excluding [*]), the Net Collagen Sales Revenues shall be [*] to reflect [*] of such products. The determination of "fair market value" shall be based on [*] to [*] of products for the [*] over the [*] month period.

      2.10 "Net Pharming Sales Revenues" shall mean the [*] (including [*], if any) [*] by Pharming or an Affiliate of Pharming from the [*] to [*] (including [*]) of Human Collagen or products containing Human Collagen within the Pharming Field of Use ([*] between [*] and [*]), after [*] of the following items; provided and to the extent such items are included in the [*]:

            (i)   [*] and [*] charges;

            (ii) [*] and [*] or [*] and [*] or [*] and [*] to the [*] in the [*];

            (iii) [*] or [*] given or made for [*]; and

            (iv)  any [*] or other [*] on [*] or [*].

To the extent such revenues reflect sales of Human Collagen or products containing Human Collagen at [*] for such products (excluding [*]), the Net Pharming Sales Revenues shall be [*] to reflect the fair market value of such products. The determination of "fair market value" shall be based on [*] to [*] of products for the [*] over the [*] month period.

      2.11 "Pharming Field of Use" shall mean (i) the use, and sale for use (directly or through Affiliates or sublicensees), of Human Collagen as a pharmacological product whose activity is based on oral tolerance induction, and
(ii) the making of Human Collagen solely for supply to Collagen.

      2.12 "Pharming Intellectual Property Rights" shall mean all know-how, trade secrets and inventions (whether or not patented or patentable) and all patent rights covering Human Collagen or Materials that are now held or controlled by or licensed to Pharming or come to be held or controlled by or licensed to Pharming during the term of this Agreement. For purposes of this definition, "controlled" means having the right to grant licenses or sublicenses thereunder to Collagen without violating the rights of any third party.

      2.13 "Research Programs" shall mean the Mouse Research Program described in Section 3.1 and the Transgenic Cow Research Program described in Section 4.1.

      2.14 "Specifications" shall mean the specifications for the commercial supply of Materials to be determined by Collagen in consultation with Pharming. The Specifications may be amended from time to time upon the written agreement of Pharming and Collagen.


[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.


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

      2.15 "Steering Committee" shall mean a committee composed of an equal number of representatives from each of Collagen and Pharming (to be three unless Pharming and Collagen decide otherwise), which shall meet on at least a quarterly basis (alternating between the United States and The Netherlands) to review technical progress in the Research Programs and consider and decide matters concerning the conduct of the Research Programs, and to oversee the supply relationship between the Parties under the term and conditions of this Agreement.

3.0   Mouse Research Program.

      3.1 In a program of research (the "Mouse Research Program") with an effective commencement date of June 1, 1993, Pharming, with the close cooperation of Collagen, has pursuant to the Amended RLS Agreement caused the [*] and [*] genes to be expressed in the milk of the [*] generation of Pharming's transgenic mice. Toward this end, Pharming assembled the [*] and [*] genes (which were provided by Collagen) with Pharming's proprietary [*] and [*], collected [*] and [*], and isolated [*] and [*] gene products. Such isolated [*] and [*] gene products were analyzed jointly by Collagen and Pharming. The parties set forth a detailed outline of activities which were performed in the course of the Mouse Research Program (the "Mouse Research Plan").

      3.2 The section of the Amended RLS Agreement which described the Mouse Research Program is appended for reference as Exhibit C.

4.0   Transgenic Cow Program.

      4.1 Pharming, with the close collaboration of Collagen, shall conduct a program of research (the "Transgenic Cow Research Program") in which Pharming shall use commercially reasonable efforts, including the provisions of [*],[*],[*],[*] and [*], to cause the [*] and the [*] genes to be co-expressed in the milk of transgenic cows. Toward this end, Pharming shall (i) [*] with appropriate gene constructs selected from the Mouse Research Program, (ii) identify two (2) male and two (2) female transgenic founder cattle harboring [*] of [*] in their [*] (each individually, a "Founder" and collectively, the "Founders"), (iii) develop the [*] generation of transgenic cattle from the Founders, (iv) collect bovine milk samples from the Founders and [*] cows and isolate human gene products from such milk samples, and (v) after analysis of such gene products from the Founders and [*] cows, select optimal founders from which to breed a production herd. The isolated human gene products will be analyzed jointly by Collagen and Pharming. The Transgenic Cow Research Program is estimated to last [*] ([*]) months,


[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.

excluding [*], but may be extended by the mutual agreement of the Parties. A detailed outline of activities to be performed in the course of the Transgenic Cow Research Program, with anticipated dates of completion of each phase and a budget (the "Transgenic Cow Research Plan"), shall be set forth by the Steering Committee within thirty (30) days after the Effective Date. The Transgenic Cow Research Plan may be revised at any time by the Steering Committee and with the written consent of the Parties.

      4.2 At any time during Transgenic Cow Research Program, Collagen may, at its sole election, direct in writing that the Transgenic Cow Research Program be expanded to include genes or modifications or derivatives other than the [*] and [*] genes. In such event, the Parties shall in good faith attempt to reach agreement upon a revision of the Transgenic Cow Research Plan which shall include a revised schedule of activities to be performed in the course of the expanded programs as well as a revised budget which is consistent with the terms of Section 4.5.

      4.3 Within thirty (30) days after the end of each calendar quarter during the Transgenic Cow Research Program, each of Pharming and Collagen shall provide the Steering Committee with research progress reports containing a reasonably detailed description of the work conducted and the results thereof.

      4.4 Pharming shall bear the costs (which shall aggregate, on average, at least USD [*] each [*]) attributable to work performed by Pharming to achieve the Founders following the commencement of the Transgenic Cow Research Program (including costs of qualified personnel, scientific advisors, equipment, materials other than the [*] and [*] genes, cattle, livestock facilities, and overhead). For research performed by Pharming under the Transgenic Cow Research Program after the production of the Founders (which meet the specifications described in Section 4.7 below), Collagen shall pay to Pharming, as [*] for [*] therefor, the amount of USD [*] per [*] (prorated for any portion thereof) per Founder for which a [*] the [*] cows have been analyzed for gene products and [*] a [*]. Such payments will not exceed a total of USD [*] per [*].

      4.5 As [*] for [*] attributable to work performed by it under any expansion of the Transgenic Cow Research Program pursuant to Section 4.2 above (including costs of [*], [*], [*], [*] other than the [*] and [*][*],[*],[*] and [*]), Collagen shall pay to Pharming USD [*] per three month period (prorated for any portion thereof) for the period of Pharming's work on the expanded program with respect to each gene or variant included in the expanded program.

      4.6 On the first day of each [*] period for which Collagen is obligated to make payments to Pharming hereunder, Pharming shall invoice Collagen for the amount due for such period and such payments shall be due within thirty (30) days following Collagen's receipt of each such invoice.


[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.

      4.7 Upon the generation of each of [*] and each of [*] Founder by Pharming under the Transgenic Cow Research Program, Collagen shall purchase from Pharming, and Pharming shall sell to Collagen, USD [*] ([*] and [*] thousands US dollars) in equity securities of Pharming at a price equal to [*] as [*] by the Parties, provided (i) each [*] at least [*] mg/liter of correctly [*], and (ii) each [*] the intact [*] and [*], and (iii) the total amount of such purchase and sale of equity securities of Pharming shall not exceed USD [*] ([*] US dollars). If any of the aforementioned purchases occurs at a time prior to the closing of Pharming's initial firm commitment underwritten public offering pursuant to a Registration Statement on Form S-1 or a non-US equivalent thereof (the date of such closing being hereafter referred to as "the Pharming IPO Closing Date"), such equity securities are anticipated to be Class B shares of Pharming and the purchase such shares shall be pursuant to an agreement in essentially the form of the Share Purchase Agreement, and the "fair market value" of such shares shall be either (i) the price paid for the shares acquired under the Share Purchase Agreement, or (ii) be based on a price paid by a third party in a transaction in the six (6) months immediately preceding, or in the absence of such a transaction, be determined by independent accountants in a manner reasonably acceptable to Collagen and Pharming. If any of the aforementioned purchases occurs following the Pharming IPO Closing Date, such securities are anticipated to be shares of Pharming of a type which under applicable law is traded or tradable on the securities exchange or over-the-counter market on which Pharming is listed and the "fair market value" thereof shall be determined as follows:

            (a) if traded on a securities exchange, said value shall be deemed to be the average of the security's closing prices on such exchange over the thirty-day period ending three days prior to the closing of such purchase;

            (b) if traded on an over-the-counter market, such as the NASDAQ/National Market System or a non-US equivalent thereof, said value shall be deemed to be the average of the last reported sale prices over the thirty-day period ending three days prior to the closing of such purchase.

5.0   [*] Research Program.

      5.1 Pharming, with the close cooperation of Collagen, shall conduct, in addition and in parallel to the Transgenic Cow Research Program, a program of research (the "[*] Research Program") in which Pharming shall use commercially reasonable efforts, including the provision of [*],[*],[*],[*] and [*], to study the possible factors affecting the level of [*] of [*] residues in [*] as produced in the milk of transgenic animals, including, but not limited to, the expression of [*] in the mammary glands of transgenic mice. A detailed outline of activities to be performed in the course of the [*] Research Program, with anticipated dates of completion of each phase and a budget, shall be set forth in a separate plan by the Steering Committee within thirty (30) days after the Effective Date (the "[*] Research Plan"), and the [*] Research Program shall be initiated promptly upon such determination of such [*] Research Plan. The [*] Research Plan may be revised at any time by the Steering Committee and with the written consent of the Parties.


[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.

      5.2 At any time during the [*] Research Program, Collagen may, at its sole election, direct in writing that the [*] Research Program be expanded beyond the [*] Research Plan. In such event, the Parties shall in good faith attempt to reach agreement upon a revision of the [*] Research Plan which shall include a revised schedule of activities to be performed in the course of the expanded programs and a revised budget.

      5.3 Within thirty (30) days after the end of each calendar quarter during the [*] Research Program, respectively, each of Pharming and Collagen shall provide the Steering Committee with research progress reports containing a reasonably detailed description of the work conducted and the results thereof.

      5.4 [*] shall bear the first USD [*] in costs attributable to work performed by Pharming after the commencement of the [*] Research Program (including costs of [*], [*], [*], [*], [*], [*], and [*]). Additional costs incurred by Pharming in performing work under the [*] Research Program, as well as additional costs incurred by Pharming in performing work under any expansion of the [*] Research Program pursuant to Section 5.2 above, shall be reimbursed by [*] on a [*] basis based on [*] provided by [*] and reasonably acceptable to [*].

6.0   Exclusivity.

      6.1 During the term of this Agreement, neither Pharming nor Collagen shall conduct, either independently or in collaboration with third parties, research activities towards the development of transgenic animals capable of producing collagen (as defined in Section 7.1) other than as provided herein. Nothing in this Agreement shall preclude Collagen from pursuing alternate technologies for the production and commercialization of collagen and modifications or derivatives thereof, provided that such alternate technologies do not infringe any Pharming Intellectual Property Rights. Collagen will keep Pharming generally informed as to the development status of any Collagen project regarding the generation of human collagen in yeast, subject to confidentiality and securities law disclosure restrictions.

7.0   Ownership of Inventions.

      7.1 Pharming's Intellectual Property. Pharming shall own or be granted by Collagen (to the greatest extent Collagen is lawfully able to do so) all right, title and interest in and to the GenPharm Patent Application, the Collagen Patent Application (and any patent issued from either), and all other inventions and improvements, whether or not patented or patentable and including United States and foreign patent rights, which are made pursuant to the Research Programs by either Pharming or Collagen employees or consultants, or jointly by any of such parties, to the extent such GenPharm Patent Application or Collagen Patent Application or such inventions or improvements relate to (i) methods of producing proteins or other biological


[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.

materials using genetically modified animals, including, without limitation, methods of producing collagen or modifications or derivatives of collagen using genetically modified animals, and (ii) gene constructs for expression in genetically modified animals, such modified animals and their progeny. For purposes of Sections 6.1, 7.1, and 7.2 of this Agreement, the term "collagen" shall mean all forms of collagen, including, without limitation, bovine collagen, porcine collagen and Human Collagen. Within thirty (30) days of written request by Pharming, Collagen shall execute assignments or transfers of patent rights to Pharming as specified above.

      7.2 Collagen's Intellectual Property. Collagen shall own or be granted by Pharming (to the greatest extent Pharming is lawfully able to do so) all right, title and interest in and to the Collagen Patent Application, the GenPharm Patent Application, (and any patent issued from either) and all other inventions and improvements, whether or not patented or patentable and including United States and foreign patent rights, which are made pursuant to the Research Programs by either Collagen or Pharming employees or consultants, or jointly by any of such parties, to the extent such GenPharm Patent Application or Collagen Patent Application or such inventions or improvements relate to (i) the composition of collagen, whether in the form of milk from transgenic animals or other forms separate from such animals, or modifications or derivatives of collagen, (ii) combinations of collagen or modifications or derivatives of collagen with other materials or drugs, including, without limitation, coating and drug delivery applications, and (iii) uses of the composition or such combinations of collagen or such modifications or derivatives of collagen for applications in humans or animals, subject to the licenses granted to Pharming in Section 9.2. Within thirty (30) days of written request by Collagen, Pharming shall execute assignments or transfers of patent rights to Collagen as specified above.

      7.3 Other Intellectual Property. All other inventions and improvements, whether or not patented or patentable and including United States and foreign patent rights, which are made pursuant to the Research Programs by either Collagen or Pharming employees or consultants, or jointly by any of such parties, will be owned jointly by Pharming and Collagen. All inventions and improvements, whether or not patented or patentable and including United States and foreign patent rights, not made pursuant to the Research Programs will be owned in accordance with the laws of inventorship. Each party shall retain sole ownership of intellectual property rights developed or acquired by such party prior to the initiation of the Research Programs, subject to the licenses granted hereunder.

8.0   Benchmark Payments and Royalty Obligations.

      8.1 Benchmark Payments by Collagen. Collagen agrees to make the following benchmark payments to Pharming (subject to any withholding), in the amounts and within thirty (30) days of the events indicated below in further payment for Pharming's research activities made pursuant to this Agreement:

            (a) U.S. Commercialization Research Payments. $[*] when authorization is first obtained by Collagen for commercial sale of Human Collagen supplied by Pharming or a product containing Human Collagen for use within the Collagen Field of Use from the United States Food and Drug Administration.

            (b) European Commercialization Research Payments. $[*] when all necessary approvals are first obtained by Collagen for commercial sale of Human Collagen supplied by Pharming or a product containing Human Collagen for use within the Collagen Field of Use (i) from the Committee for Proprietary Medicinal Products of the European Community or its legal successor and (ii) from all governmental authorities in (A) any of the United Kingdom, Germany or France, whichever member state approval occurs first or (B) a combination of any three other member states in the European Community.

      8.2 Royalty Payments by Collagen. In partial consideration of the rights granted to Collagen hereunder (including the supply of Materials) and subject to adjustment as provided in Section 10.12(b), during the Collagen Payment Term (as defined in Section 9.1), Collagen agrees to pay to Pharming earned royalties at the rate of [*] percent ([*]%) of [*] when such [*] are [*] or [*] $[*]; [*] percent ([*]%) of [*] when such [*] are in excess of $[*] and less than or equal to $[*]; and [*] percent ([*]%) of [*] when such [*] are in excess of $[*]; provided, Collagen will be provided a [*] of [*] percent ([*]%) off such [*] until the [*] of such [*] equals [*] percent ([*]%) of the amounts paid pursuant to Section 8.1 and, provided further, that such [*] shall be reduced by [*] ([*]%), on a country by country basis, in any country in which Pharming has no patent protection for the use or sale of Human Collagen, if and so long as sales in such country by third parties (that are not Affiliates, licensees or sublicensees of Collagen) of Human Collagen or products containing Human Collagen equal or exceed [*] percent ([*]%) of Collagen's sales in such country of Human Collagen or products containing Human Collagen for the relevant royalty period. [*] will be determined based on a fiscal year ending June 30. Subject to
Section 6.1 above, Collagen shall use [*] to commercialize Human Collagen within the Collagen Field of Use.

      8.3 Royalty Payments by Pharming. In partial consideration of the rights granted to Pharming, during the Pharming Payment Term (as defined in Section 9.3), Pharming agrees to pay to Collagen earned royalties at the rate of [*] percent ([*]%) of annual [*]. [*] will be determined based on a fiscal year ending June 30. Pharming shall use [*] to commercialize Human Collagen within the Pharming Field of Use.


[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.


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

      8.4 Third Party Royalties. Pharming shall pay all royalties required to be paid to third parties (i) with respect to patents or patent applications outstanding as of the Effective Date that relate to the production of Human Collagen, (ii) with respect to patents or patent applications outstanding as of the Effective Date that relate to the use of Human Collagen to the extent that Pharming knew or, based on reasonable investigation, should have known of such patents or patent applications, and (iii) with respect to patents or patent applications arising after the Effective Date that relate to production of Human Collagen or which otherwise relate to inventions and improvements owned by Pharming pursuant to Section 7.1. Collagen shall pay all royalties required to be paid to third parties with respect to patents or patent applications arising after the Effective Date that relate to the use or sale of Human Collagen in the Collagen Field of Use or which otherwise relate to inventions and improvements owned by Collagen pursuant to Section 7.2.

      8.5 Composite Products. In the case of Human Collagen sold as a product that is a composite of Human Collagen and [*], prior to calculation of royalties due in respect of such sales, the [*] or the [*], as the case may be, shall be reduced through [*] by [*] whose numerator is the [*] of the [*] in the combination product when sold [*] and whose denominator is the [*] of the combination product. In the event that [*] such separate sales are made, the allocation shall be made based on relative [*] by Pharming and Collagen. In the absence of such [*], the provisions of Section [*] shall apply.

      8.6 [*] Royalty. [*] ([*]) royalty payment shall be due from any party hereto to another party hereto in respect of any sale of Human Collagen or products containing Human Collagen, irrespective of [*] or other [*] which would be infringed but for the licenses hereunder.

      8.7   Payments, Computations and Records.

            (a) Earned royalty payments shall be due within ninety (90) days after the close of the calendar quarter in which they accrue. Each payment shall be accompanied by a royalty report setting forth the following:

                  (i) the [*] or the [*], as the case may be, during the quarter; and

                  (ii)  the amount of [*] due for the quarter.

            (b) Payments made under this Agreement shall be made in United States dollars or in such other currency or currencies as the parties may agree, subject to deduction of any taxes or other charges required to be paid or withheld under applicable laws, regulations or treaty. Revenues not denominated in United States dollars and the royalties payable thereon shall first be determined in the currency in which such revenues were realized, and shall then be


[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.

converted into the equivalent number of United States dollars at the average of the daily exchange rates reported over the relevant calendar quarter by The Wall Street Journal. If the relevant exchange rate is not reported by The Wall Street Journal, then the conversion shall be made at (i) the average over the relevant calendar quarter of the daily or other periodic official closing rates established by the official central bank or exchange control authority of the country in whose currency the revenues were realized, or (ii) if no such official rate is available or if conversion pursuant to such official rate cannot be effectuated by the payer, then at the average over the relevant calendar quarter of the daily closing rates established by Bank of America, N.T. & S.A.

            (c) Each party shall keep full and accurate books and records setting forth its gross sales revenues subject to royalty obligations to the other party and the calculation of the royalties payable to the other as provided herein. Each party shall permit an independent certified public accountant selected by the other and reasonably acceptable to it to examine such books and records, at the other party's sole cost and expense, upon reasonable notice during normal working hours, but not later than two years following the payment in question, for the purpose of verifying the reports, accountings and payments hereunder. Such independent accountant shall not disclose to the other party any confidential cost data or other confidential information. In the event a party disagrees with the findings of the other party's independent accountant, then such party shall be allowed, at such party's sole cost and expense, to select an independent certified public account (reasonably acceptable to the other party) to try to resolve the disagreement in conjunction with the first accountant. In the event both independent accountants agree, the opinion of such independent accountants regarding such reports, accountings and payments shall be binding on the parties hereto. In the event the independent accountants are unable to resolve the dispute, the provisions of Section 15 shall apply.

9.0   License Grants.

      9.1 Grant to Collagen. The parties contemplate that Collagen shall own all rights necessary for Collagen to use and sell Human Collagen within the Collagen Field of Use. However, to the extent Pharming has any such rights, Pharming hereby grants to Collagen the sole and exclusive (even as to Pharming) worldwide right and license, with right to grant sublicenses, under the Pharming Intellectual Property Rights within the Collagen Field of Use. The term of such license (the "Collagen Payment Term") shall be from the Effective Date until the later to occur of (i) the expiration of the last included issued patent to expire or the final rejection of the last included patent application within the Pharming Intellectual Property Rights within the Collagen Field of Use, whichever last occurs, on a country by country basis, or (ii) twenty-five (25) years following the first commercial sale by Collagen or its Affiliates of Human Collagen or products containing Human Collagen derived from the Materials, on a country by country basis.

      9.2 Grant of License to Pharming. The parties contemplate that Pharming shall own all rights necessary for Pharming to make, use and sell Human Collagen within the Pharming Field of Use. However, to the extent Collagen has any such rights, Collagen hereby grants to Pharming, upon written request at any time during the term of this Agreement, the sole and exclusive (even as to Collagen), worldwide right and license, with the right to grant sublicenses, under the Collagen Intellectual Property Rights within the Pharming Field of Use. The term of such license (the "Pharming Payment Term") shall be from the date of such request until the later to occur of (i) the expiration of the last included issued patent to expire or the final rejection of the last included patent application within the Collagen Intellectual Property Rights within the Pharming Field of Use, whichever last occurs, on a country by country basis, or (ii) twenty-five (25) years following the first commercial sale by Pharming or its Affiliates of Human Collagen within the Pharming Field of Use, on a country by country basis. The above license shall not include any right of Pharming to have access to or to use any of Collagen's purification or other manufacturing processes.

      9.3 Broadening of Collaboration. The parties intend to consider at some time in the future a broadening of their collaboration by, among other possibilities, (i) adding the Pharming Field of Use to the Collagen Field of Use, (ii) conducting research in the commercial production of noncollagen proteins in transgenic animals, and (iii) Pharming supplying to Collagen commercial quantities of such non-collagen proteins. Collagen shall provide Pharming an exclusive right of good faith first discussion for a reasonable period of time (not to exceed ninety (90) days unless the parties mutually agree otherwise) in the event during the term of this Agreement Collagen desires a third party to develop transgenic animals for the purpose of supplying Collagen with commercial quantities of non-collagen proteins. Collagen shall submit a proposal to Pharming to serve as a basis for entering into such good faith first discussion. If Collagen and Pharming fail to reach an agreement after such good faith first discussion, then Collagen will be free to pursue independently or with any third party the development of transgenic animals to supply Collagen with such non-collagen proteins; provided that Collagen does not infringe on Pharming's intellectual property. Pharming expressly agrees that Collagen may conduct research involving non-collagen proteins produced in transgenic animals, either independently or in conjunction with any third party, for the purpose of selecting one or more proteins to be produced in transgenic animals for further commercial development. Pharming further agrees that Collagen is free to conduct such research provided that Collagen (i) will refrain from entering into an agreement precluding Pharming from such right of good faith first discussion to develop transgenic animals for the purpose of supplying Collagen with commercial quantities of non-collagen proteins, and (ii) does not infringe on Pharming's intellectual property.

      9.4 Transfer of Technology. All transfers of technology pursuant to this Agreement shall be deemed to take place in The Netherlands.

      9.5   Revocation of Licenses.

            (a) Opposition by Collagen.

            In a judicial or patent office proceeding outside the U.S., if Collagen files an opposition against or otherwise challenges validity, enablement, or other issues relating to a nonU.S. patent or non-U.S. patent application within the Pharming Intellectual Property Rights, then Collagen's license outside the U.S. under Section 9.1 shall be revoked and immediately terminate.

            (b) Opposition by Pharming.

            In a judicial or patent office proceeding outside the U.S., if Pharming files an opposition against or otherwise challenges validity, enablement, or other issues relating to a non-U.S. patent or non-U.S. patent application within the Collagen Intellectual Property Rights, then Pharming's license outside the U.S. under Section 9.2 shall be revoked and immediately terminate.

10.0  Material Supply.

      10.1 Precommercial Supply. Subject to the production of the Founders under the Transgenic Cow Research Program, Pharming shall use its best efforts to supply to Collagen, at Pharming's fully allocated cost fairly attributable to the production thereof in accordance with generally accepted accounting principles, Collagen's reasonable requirements of Materials for further processing by Collagen at Collagen's expense to produce materials for clinical trials and other precommercial needs. To the extent Collagen incorporates such Materials into products giving rise to Net Collagen Sales Revenues, the amounts paid to Pharming under this Section 10.1 shall be considered pre-paid royalties and shall be deducted from royalties otherwise due under this Agreement with respect to such sale. Collagen shall endeavor to give Pharming reasonable advance notice of such requirements, and shall take into account Pharming's then current ability and capacity to produce Materials in scheduling its requirements.

      10.2 Commercial Supply. Subject to the terms and conditions of this Agreement and to the successful completion of the Transgenic Cow Research Program, during the Collagen Payment Term Collagen shall exclusively purchase from Pharming, and Pharming shall produce and supply to Collagen, Collagen's requirements of Materials for further processing by Collagen at Collagen's expense to produce products for commercial sale. During such period, Pharming shall not supply Materials or Human Collagen to any other party for use within the Collagen Field of Use. Sections 10.2 through 10.14 apply to the commercial supply, and not to the precommercial supply, of Materials.

      10.3 Price. Except as otherwise provided in Section 10.1, Pharming and Collagen hereby agree that the purchase price to be paid by Collagen for Materials shall not be paid separately but is included in the royalty set forth in Section 8.2 above.

      10.4 Orders and Acceptance. All purchase orders of Materials (expressed as quantities of Human Collagen to be contained in Materials) shall be initiated by non-cancellable written orders to Pharming including, without limitation, a requested delivery date during the term of this Agreement. Collagen shall provide to Pharming such purchase orders at least sixty (60) days prior to such requested delivery date. All purchase orders not in excess of one hundred twenty-five percent (125%) of the amount last forecasted by Collagen for such period shall be shipped by the later of sixty (60) days after receipt of such order or by the shipment request date set forth on such purchase order. Any purchase order in excess of said amount which is not rejected by Pharming within fifteen (15) days of receipt shall be deemed accepted by Pharming upon receipt of such purchase order and shall be shipped the later of sixty (60) days after receipt of such order or by the shipment request date set forth on such purchase order. In any event, Pharming shall use its commercially reasonable efforts to deliver Materials at the times and in the amounts specified in Collagen's purchase orders and agrees to promptly inform Collagen of any potential failure to meet the delivery time specified in a purchase order. Pharming reserves the right to reject any order or to cancel any order previously accepted if Collagen is in breach of any term or condition of this Agreement.

      10.5 Forecasts. Commencing with Collagen's first order of Materials to be used for commercial sale and at the beginning of each calendar quarter thereafter, Collagen shall provide Pharming rolling written forecasts of Collagen's estimated requirements of Materials (expressed as quantities of Human Collagen to be contained in Materials) for each of the next twelve (12) calendar quarters. Forecasts provided to Pharming by Collagen pursuant to this Section
10.5 shall be prepared in good faith by Collagen and represent Collagen's reasonable expectation of its purchase requirements for the forecasted period, but, except as provided below, shall be advisory in nature only and shall not be binding on either Collagen or Pharming. Pharming shall be prepared to fill at least one hundred twenty-five percent (125%) of Collagen's final forecasted needs for a given calendar quarter. Pharming and Collagen shall keep each other apprised in good faith of their respective requirements, projections, production capability limitations and similar matters. If Collagen's final forecast of its requirements of Materials (expressed as quantities of Human Collagen to be contained in Materials) for any fiscal year exceeds one hundred forty percent (140%) (in the case of the first fiscal year following the first commercial sale of Human Collagen or products containing Human Collagen by Collagen or an Affiliate of Collagen), one hundred twenty-five percent (125%) (in the case of the second fiscal year following the first commercial sale of Human Collagen or products containing Human Collagen by Collagen or an Affiliate of Collagen), or one hundred ten percent (110%) (in the case of subsequent fiscal years) of the amount of Human Collagen sold by Collagen or its Affiliates in transactions giving rise to Net Collagen Sales Revenues for such fiscal year, then Collagen shall pay to Pharming an amount equal to Pharming's fully allocated farm costs (currently estimated at $3,000 per cow per annum), determined in accordance with generally accepted accounting principles and certified by Pharming's independent accountants, of maintaining the cows necessary to produce the amount of such excess. A fiscal year for purposes of this Section 10.5 shall be a year ending on June 30.

      10.6 Conflicting Terms. In ordering and delivering Materials hereunder, Pharming and Collagen may use their standard forms, but nothing in such forms shall be construed to amend or modify the terms of this Agreement and, in the case of conflict herewith, the terms of this Agreement shall control.

      10.7 Certificate of Analysis. Pharming shall include a Certificate of Analysis with each shipment of Materials made hereunder.

      10.8 Acceptance. Acceptance by Collagen of Materials delivered by Pharming hereunder shall be subject to inspection and test by Collagen. In the event that any Materials shipment is found to be defective, Collagen shall have the right to reject such shipment within forty-five (45) days after delivery by Pharming; provided, that such Materials shipment has not been used by Collagen or shipped to customers. Collagen may reject a Materials shipment only if such Materials shipment fails to conform with (i) the Specifications for such Materials or (ii) the Certificate of Analysis accompanying such shipment for the lot of Materials. A Materials shipment may be rejected by Collagen only upon written notice to Pharming stating the reason or reasons for rejection. Upon receiving any such notice, Pharming shall use its reasonable efforts to replace defective Materials and redeliver to Collagen such Materials within thirty (30) days of Pharming's receipt of Collagen's written notice of rejection.

      10.9 Shipment. All Materials shipments shall be FOB Pharming's facility in The Netherlands or the United States, as the case may be. Risk of loss shall pass to Collagen upon delivery at such facility. All freight, insurance, and other shipping expenses shall be borne by Collagen and Collagen shall be responsible for filing any and all freight claims. Collagen may request a specific carrier and mode of shipment, but Pharming may arrange for an alternative carrier and mode of shipment; provided, that Collagen consents to such alternative carrier and mode of shipment, such consent to not be unreasonably withheld.

      10.10 Exportation and Importation. To the extent Materials are produced outside of the United States, Collagen shall be responsible for importing the Materials into the United States, including compliance with all applicable laws and regulations therein and the payment of all duties, fees and charges required for such importation, and for obtaining any necessary licenses or approvals required by the United States Government or State or local authorities to import the Materials. Collagen shall also be responsible for importing into the United States transgenic cattle semen for the Pharming Herd and Collagen Herd (as defined in Section 10.11). Pharming shall be responsible for exporting the Materials and such transgenic cattle semen from the country of production origin (if located outside of the United States), shall obtain any necessary export licenses required by any government for such export, and shall assist Collagen, upon Collagen's request and at Collagen's expense, in obtaining approvals of regulatory agencies in the United States required for the importation of Materials and transgenic cattle semen. Collagen shall be responsible, at its expense, for all import and export licenses required in connection with the sale of finished products containing Human Collagen.

      10.11 Second Source of Materials. Pharming acknowledges that Collagen will be significantly dependent on Pharming for Pharming's supply of Materials to be used in connection with the manufacture of Collagen's key products. Accordingly, the parties agree to undertake all commercially reasonable efforts to establish and maintain consistent sources of supply of Materials.

            (a) Pharming Herd. At the request of Collagen, Pharming agrees to qualify and establish, at Pharming's expense, an acceptable separate (i.e., separate from the production herd to be produced by Pharming pursuant to Section 4.1) and qualified herd of transgenic dairy cattle (the "Pharming Herd") and related facilities capable of supplying Materials on a commercial scale, at a facility mutually agreeable to Collagen and Pharming (which the parties agree shall be within the United States, at Collagen's option, if all necessary regulatory consents can be obtained). The Pharming Herd shall be owned and managed by Pharming.

            (b) Collagen Herd. In addition to establishing the Pharming Herd, Pharming shall qualify and establish, at the request of Collagen and at Collagen's expense, a second separate and qualified herd of transgenic animals (the "Collagen Herd") and related facilities capable of supplying Materials on a commercial scale, at a facility mutually agreeable to Collagen and Pharming (which the parties agree shall be within the United States). Materials generated by the Collagen Herd may be supplied to Collagen, at Pharming's option, to meet Pharming's supply obligations hereunder. The Collagen Herd shall be owned by Collagen and managed by Pharming at Collagen's expense unless the Collagen Herd is used by Pharming to supply Materials to Collagen, in which case the Collagen Herd shall be managed by Pharming at Pharming's expense. Pharming shall provide Collagen the right to observe the management of such herd and facility on an observer basis and shall provide Collagen with access and such technical assistance as is reasonably necessary to enable Collagen to develop the expertise to produce Materials to be supplied by such animal herd on a commercial scale.

      10.12 Failure or Inability to Supply; Disputes.

            (a) Failure to Supply; Disputes. If Pharming fails to adequately supply Collagen's requirements of Materials meeting the Specifications during the term hereof in breach of its obligations under this Agreement or if a dispute arises with respect to the management of the transgenic animals or facilities producing Materials, the members of the Steering Committee shall work together and use their commercially reasonable efforts to resolve such failure to supply or dispute. In the event the Steering Committee is unable to resolve such issues within thirty (30) days, the provisions of Section 15 shall apply. Upon the mutual agreement of Pharming and Collagen or, if applicable, the decision of the arbitrators acting pursuant to Section 15 hereof, Collagen shall have the right, but not the obligation, to expand Collagen's Field of Use for all purposes hereunder to include the co-exclusive worldwide license, with the right to sublicense, under the Pharming Intellectual Property Rights to make Materials and Human Collagen. Additionally, in such event, Collagen shall have the right, but not the obligation, to assume management of the Collagen Herd, subject to Pharming's right to maintain and/or supervise the security of the Collagen Herd to protect against misappropriation of the technology contained in such herd. In such event, Pharming shall supply such assistance as is reasonably requested by Collagen to enable the Materials to be supplied by such animal herd on a commercial scale. Such license grant and management right shall continue until such time as Pharming remedies such dispute or failure to supply for ninety (90) consecutive days.

            (b) Adjustment to Royalties. In the event and for so long as Collagen's Field of Use is expanded to include the right to make Materials and Human Collagen as set forth in subsection (a) above, the royalties payable by Collagen to Pharming shall be adjusted to an amount equal to the royalties due pursuant to Section 8.2 hereof, less Collagen's direct costs incurred to make Materials.

      10.13 Location of Source of Materials. Pharming will consult and discuss with Collagen in good faith regarding the most appropriate location(s) of herds of animals used in the production of Materials.

      10.14 Inspection of Source of Materials. At any time during the term hereof, Collagen shall have the right, at Collagen's expense, to perform quality control analyses of the source of Materials. Pharming shall provide Collagen access to such materials and information as may be reasonably requested by Collagen in connection with such analyses, including, without limitation, access to the transgenic animals producing the Materials. At any time during the term hereof, Pharming shall have the right, at Pharming's expense and upon reasonable notice to Collagen, to inspect Collagen's storage of Materials prior to processing by Collagen.

      10.15 Uneconomic Business. If either Pharming or Collagen determines in good faith at any time following three (3) years following the first commercial sale of Human Collagen or products containing Human Collagen in the United States that it is uneconomic for it to continue to supply or to acquire Materials in accordance with the terms of this Agreement and so advises the other party, then the parties shall consider in good faith making an adjustment in such terms so as to make the parties' continued performance mutually economic. For purposes of this Section 10.15, "uneconomic" shall mean the failure of a party to cover such party's operating costs (as determined in accordance with generally accepted accounting principles) with respect to its obligations hereunder.

11.0  Representations, Warranties and Indemnification.

      11.1 Pharming. Pharming represents and warrants that:

            (i) To the best of its knowledge, Pharming has the right to grant to Collagen the rights and licenses granted to Collagen in this Agreement including, without limitation, the right to use and sell Human Collagen and products containing Human Collagen without restriction in the Collagen Field of Use;

            (ii) Pharming has not previously granted and will not grant any rights to any third party that are inconsistent with the rights granted to Collagen herein;

            (iii) Pharming has the full power and authority to enter into and carry out its obligations under this Agreement;

            (iv) Materials produced by Pharming, at the time of shipment to Collagen, will comply with the Specifications, will conform to the information indicated in the Certificate of Analysis for such Materials and will comply with the requirements of the Federal Food, Drug and Cosmetic Act, as amended, including any successor statute thereto, and regulations promulgated thereunder (Collagen's sole remedy for any breach of this representation and warranty shall be replacement, at Pharming's expense, of any defective Materials);

            (v) Materials produced by Pharming shall have been produced, packaged, stored and shipped in conformity with all applicable current rules and regulations which are in force or are hereinafter adopted by all competent regulatory authorities;

            (vi) Pharming shall obtain and maintain all governmental licenses, permits and registrations necessary to produce Materials and supply the same hereunder (other than marketing approvals);

            (vii) To the best of its knowledge, the exercise by Collagen of the rights granted Collagen herein does not and will not infringe any patent or other intellectual property rights of any third party; and.

            (viii) To the best of its knowledge, Pharming has sufficient intellectual property rights to produce Human Collagen and to grant Collagen the right to produce Human Collagen as set forth in Section 10.12(a).

      (b)   Collagen. Collagen represents and warrants that:

            (i) Collagen has not previously entered into and will not enter into any agreement with a third party that is inconsistent with the obligations of Collagen herein; and

            (ii) Collagen has full power, right and authority to enter into and carry out its obligations under this Agreement; and

            (iii) Collagen has the right to grant to Pharming the rights and licenses granted to it in this Agreement;

            (iv) To the best of its knowledge, the exercise by Pharming of the rights granted to it herein does not and will not infringe any patent or other intellectual property rights of any third party.

      11.2 Warranty Limitation. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OF NON-INFRINGEMENT.

      11.3  Indemnification.

            (a) Indemnification by Collagen. Except to the extent caused by the negligence or willful misconduct of Pharming, Collagen hereby agrees to defend and indemnify Pharming against, and hold Pharming harmless from, any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) arising out of or in connection with (i) Collagen's use, or marketing, distribution or sale of Human Collagen or products containing Human Collagen based on Materials supplied hereunder or (ii) the production of products containing Human Collagen (except to the extent caused by the Materials supplied hereunder); provided, that such loss, cost, liability or expense is the result of Collagen's actions or omissions, or breach of warranties set forth in Section 11.1(b), and; provided further, that Pharming shall provide notice to Collagen promptly of any actual or threatened claim of which Pharming becomes aware.

            (b) Indemnification by Pharming. Except to the extent caused by the negligence or willful misconduct of Collagen, Pharming hereby agrees to defend and indemnify Collagen against, and hold Collagen harmless from, any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) arising out of or in connection with Pharming's production or supply of Human Collagen or Materials hereunder; provided, that such loss, cost, liability or expense is the result of Pharming's actions or omissions, or breach of warranties set forth in Section 11.1(a), and; provided further, that Collagen shall provide notice to Pharming promptly of any actual or threatened claim of which Collagen becomes aware.

            (c) Indemnification Procedures. The indemnifying party shall have the right to defend or, at its option, to settle such claims, and if it chooses to exercise such right, it shall have control over any such claim or settlement negotiations. The indemnifying party shall be relieved of the foregoing obligations unless the indemnified party gives prompt notice in writing of any such claim, suit or proceeding and, at the indemnifying party's expense, gives the indemnifying party proper and full information and assistance to settle and/or defend any such claim, suit or proceeding.

12.0  Confidentiality.

      12.1 The parties may, from time to time and in connection with the work contemplated under this Agreement, disclose to each other Confidential Information. "Confidential Information" shall mean any information disclosed in writing or materials delivered by a party to the other party and marked by the disclosing party with the legend "CONFIDENTIAL" or other similar legend sufficient to identify such information or materials as confidential proprietary information of the disclosing party. Each party shall keep strictly confidential and not use such Confidential Information except for the purposes set forth in this Agreement; provided, that either party may use and disclose Confidential Information to the extent reasonably necessary to exploit the rights and license granted to such party hereunder; and provided further, that the recipient party's obligations under this Section 12 shall not apply to Confidential Information that:

            (i) is disclosed orally or by other non-written means; provided, however, that the recipient party's obligations under this Section 12 shall apply to information disclosed orally or by other non-written means if such information is reduced to writing and marked with the legend "CONFIDENTIAL" by the disclosing party within thirty (30) days after disclosure thereof;

            (ii) the recipient party can show by competent proof had already come into its possession without violation of this Agreement at the time of disclosure or generation under this Agreement;

            (iii) is or later becomes part of the public domain through no fault of the recipient party;

            (iv) is communicated without binder of confidentiality by a third party which did not receive the same directly or indirectly from any party or from any other person under binder of confidentiality;

            (v) is developed independently by the recipient party without access to the disclosing party's Confidential Information; or

            (vi) is required by law or regulation to be disclosed; provided, however, that the party subject to such disclosure requirement has provided written notice to the other party promptly to enable such other party to seek a protective order or otherwise prevent disclosure of such Confidential Information.

      12.2 Permitted Disclosures. Each party may disclose Confidential Information to third parties with the prior written approval of the disclosing party (such approval not to be unreasonably withheld) having a valid need to know and who enter into confidentiality agreements with the disclosing party containing restrictions on further disclosure and use no less stringent than the provisions of this Section 12, or as it deems necessary in obtaining, maintaining, prosecuting or defending its patents, prosecuting or defending litigation, or complying with applicable laws or regulations; provided that it gives the disclosing party prior notice of such disclosure and takes reasonable actions to limit the disclosure.

      12.3 Return of Confidential Information. Upon expiration or termination of this Agreement, each party shall promptly deliver to the other party all records in its possession or control containing Confidential Information furnished to it by, and all Confidential Information belonging to, each other party, other than an archival set to be retained by its legal department for compliance purposes.

      12.4 Survival of Obligations. The obligations of the parties pursuant to this Section 12 with respect to Confidential Information of another party shall continue in full force and effect for a period of five (5) years after expiration or termination of this Agreement for any reason.

13.0  Patent Infringement.

      13.1 Notice. Collagen and Pharming shall each give immediate written notice to the other of any infringement of the Pharming Intellectual Property Rights or Collagen Intellectual Property Rights by any third party as may come to its knowledge.

      13.2  Pharming Intellectual Property Rights.

            (a) Protection of Rights. In the event that actions by a third party infringe or misappropriate the Pharming Intellectual Property Rights, Pharming agrees where economically justified and within reasonable limits to enforce such Pharming Intellectual Property Rights against and prosecute such third parties, but the decision to undertake such enforcement and prosecution shall be in the sole discretion of Pharming and its decision as to whether any such enforcement or prosecution shall be taken by it shall be accepted by Collagen. In the event that Pharming recovers damages from a third party for infringement or misappropriation of the Pharming Intellectual Property Rights, Collagen agrees that Pharming shall have the right to retain any amounts paid to it by such third party. Notwithstanding the foregoing, if Pharming has not, within six (6) months from the date on which it was notified by Collagen's written notice of, or otherwise became aware of, an infringement or misappropriation by a third party of the Pharming Intellectual Property Rights within the Collagen Field of Use, either terminated such infringement or initiated legal action against such third party, Collagen shall be entitled to initiate and prosecute any action against such third party. Pharming agrees, in the event that Collagen cannot initiate and prosecute an action for infringement or misappropriation in Collagen's own name, to provide reasonable assistance to Collagen including, without limitation, executing and delivering to Collagen, as soon as practicable, all necessary documents in order for Collagen to initiate and prosecute such action in the name of Pharming. After commencement of an action against a third party for such infringement or misappropriation, Collagen shall bear in full all expenses actually incurred by Collagen, including, without limitation, costs and legal fees, in connection with initiating and prosecuting such action. Collagen shall not settle or compromise any such suit or action without the written consent of Pharming, which shall not be unreasonably withheld. In the event Collagen recovers damages from a third party for infringement or misappropriation of the Pharming Intellectual Property Rights within the Collagen Field of Use, Pharming agrees that Collagen shall have the right to retain any amounts paid to Collagen by such third party.

            (b) Infringement on Others. Collagen shall promptly advise Pharming in writing of any notice or claim of any infringement by Collagen and of the commencement against Collagen of any suit or action for infringement of a third party patent based upon Collagen's exploitation of the rights granted to Collagen in this Agreement. Collagen shall have the right to request that Pharming enter into negotiations with such third party to obtain rights for Collagen under such third party patent. Pharming is neither obligated to enter into negotiations with such third party to obtain rights for Collagen under the third party patent nor obligated to defend such suit or action. If Pharming, at its sole discretion, elects to enter into negotiations with such third party to obtain rights for Collagen under the third party patent or if Pharming, at its sole discretion, elects to undertake at its expense (including any payments of damages to said third party) the defense of any such suit or action to the extent that such suit or action is based upon Collagen's exploitation of the rights granted to Collagen in this Agreement, Collagen shall render Pharming all reasonable assistance that may be required by it in the negotiations or in the defense of such suit or action. Pharming has the primary right to control the defense of any such suit or action by counsel of its choice, and Collagen shall have the right, at Collagen's expense, to be represented in any such suit or action by counsel of Collagen's choice, subject to Pharming's right of control. Notwithstanding the foregoing, if Pharming has not within ninety (90) days (or such lesser period of time as is necessary to avoid entry of a default judgment against Collagen or Pharming) from the date of receipt of a request from Collagen under this Section 13.2 either entered into negotiations with such third party to obtain rights for Collagen under the third party patent or initiated legal action to defend such suit, Collagen shall be entitled to enter such negotiations with such third party or initiate legal action to defend such suit. Collagen shall bear all expenses actually incurred by Collagen, including, without limitation, costs and legal fees, in connection with such negotiations or defense of such suit. Collagen shall not settle or compromise any such suit or action without the written consent of Pharming, which consent shall not be unreasonably withheld.

      13.3  Collagen Intellectual Property Rights.

            (a) Protection of Rights. In the event that actions by a third party infringe or misappropriate the Collagen Intellectual Property Rights, Collagen agrees where economically justified and within reasonable limits to enforce such Collagen Intellectual Property Rights against and prosecute such third parties, but the decision to undertake such enforcement and prosecution shall be in the sole discretion of Collagen and its decision as to whether any such enforcement or prosecution shall be taken by it shall be accepted by Pharming. In the event that Collagen recovers damages from a third party for infringement or misappropriation of the Collagen Intellectual Property Rights, Pharming agrees that Collagen shall have the right to retain any amounts paid to it by such third party. Notwithstanding the foregoing, if Collagen has not, within six (6) months from the date on which it was notified by Pharming's written notice of, or otherwise became aware of, an infringement or misappropriation by a third party of the Collagen Intellectual Property Rights within the Pharming Field of Use, either terminated such infringement or initiated legal action against such third party, Pharming shall be entitled to initiate and prosecute any action against such third party. Collagen agrees, that in event Pharming cannot initiate and prosecute an action for infringement or misappropriation in its own name, to provide reasonable assistance to it including, without limitation, executing and delivering to it, as soon as practicable, all necessary documents in order for it to initiate and prosecute such action in the name of Collagen. After commencement of an action against a third party for such infringement or misappropriation, Pharming shall bear in full all expenses actually incurred by it, including, without limitation, costs and legal fees, in connection with initiating and prosecuting such action. Pharming shall not settle or compromise any such suit or action without the written consent of Collagen, which shall not be unreasonably withheld. In the event Pharming recovers damages from a third party for infringement or misappropriation of the Collagen Intellectual Property Rights within the Pharming Field of Use, Collagen agrees that Pharming shall have the right to retain any amounts paid to it by such third party.

            (b) Infringement on Others. Pharming shall promptly advise Collagen in writing of any notice or claim of any infringement by it and of the commencement against it of any suit or action for infringement of a third party patent based upon its exploitation of the rights granted to it in this Agreement. Pharming shall have the right to request that Collagen enter into negotiations with such third party to obtain rights for it under such third party patent. Collagen is neither obligated to enter into negotiations with such third party to obtain rights for Pharming under the third party patent nor obligated to defend such suit or action. If Collagen, at its sole discretion, elects to enter into negotiations with such third party to obtain rights for Pharming under the third party patent or if Collagen, at its sole discretion, elects to undertake at its expense (including any payments of damages to said third party) the defense of any such suit or action to the extent that such suit or action is based upon Pharming's exploitation of the rights granted to it in this Agreement, Pharming shall render Collagen all reasonable assistance that may be required by Collagen in the negotiations or in the defense of such suit or action. Collagen shall have the primary right to control the defense of any such suit or action by counsel of its choice, and Pharming shall have the right, at its expense, to be represented in any such suit or action by counsel of its choice, subject to Collagen's right of control. Notwithstanding the foregoing, if Collagen has not within ninety (90) days (or such lesser period of time as is necessary to avoid entry of a default judgment against Collagen or Pharming) from the date of receipt of a request from Pharming under this Section 13.3 either entered into negotiations with such third party to obtain rights for Pharming under the third party patent or initiated legal action to defend such suit, Pharming shall be entitled to enter such negotiations with such third party or initiate legal action to defend such suit. Pharming shall bear all expenses actually incurred by it, including, without limitation, costs and legal fees, in connection with such negotiations or defense of such suit. Pharming shall not settle or compromise any such suit or action without the written consent of Collagen, which consent shall not be unreasonably withheld.

      13.4 Jointly Held Rights. No party shall seek or enforce patent protection for know-how or inventions owned by the parties jointly, except with the consent of the other. The Parties agree to cooperate and to keep each other fully informed in respect of activities related to their intellectual property rights related to Human Collagen, including actual or potential infringement by third parties known to them, and to share equally the costs of mutually agreed activities related to patent prosecution and patent protection for jointly-owned know-how or inventions. Damages recovered for infringement of jointly-owned intellectual property rights shall be applied first in satisfaction of any unreimbursed costs and expenses of the parties relating to the suit, and the balance shall be divided equally between the Parties.

      13.5 Use of Data. Each party shall have the right to use data or information developed by the other party hereto during the Research Programs to support its own patent and regulatory filings.

14.0  Term and Termination.

      14.1 Term. This Agreement shall be effective as of the Effective Date and, unless terminated earlier as set forth below, shall continue in full force and effect for the longer of (i) a period of twenty-five (25) years following the first commercial sale by Collagen or its Affiliates of Human Collagen or products containing Human Collagen derived from the Materials, (ii) a period of twenty-five (25) years following the first commercial sale by Pharming or its Affiliates of Human Collagen within the Pharming Field of Use, or (iii) May 31, 2018.

      14.2 Termination for Cause. Collagen shall have the right to terminate this Agreement following any material breach or default in performance under this Agreement by Pharming and such breach or default continues uncured for a period of thirty (30) days after the date of written notice of such default. Pharming shall have the right to terminate this Agreement following any material breach or default in performance under this Agreement by Collagen and such breach or default continues uncured for a period of thirty (30) days after the date of written notice of such default.

      14.3 Termination for Insolvency. Collagen may terminate this Agreement immediately upon written notice without opportunity to cure if Pharming becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed with prejudice within sixty (60) days after filing. Pharming may terminate this Agreement immediately upon written notice without opportunity to cure if Collagen becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed with prejudice within sixty (60) days after filing.

      14.4 Other Termination. This Agreement may be terminated (i) at any time upon agreement of both parties, (ii) prior to completion of the Research Programs, by Collagen upon one hundred eighty (180) days' notice to Pharming, and (iii) by Pharming if the closing of the Share Purchase Agreement has not occurred within thirty (30) days after the execution of this Agreement through no fault of Pharming.

      14.5 Survival. Sections 7, 11, 12 and 13 of this Agreement shall survive expiration or termination of this Agreement for any reason:

      14.6 Effects of Termination. The expiration or termination of this Agreement shall not affect the rights or obligations of the parties that have accrued prior to such expiration or termination. The licenses granted in Sections 9.1 and 9.2 to any party shall terminate upon any termination of this Agreement, except that such licenses shall survive any termination of this Agreement by such party pursuant to Sections 14.2 or 14.3 above, subject to the royalty obligation set forth in Sections 8.2 and 8.3. If Collagen terminates this Agreement pursuant to Section 14.2 (relating to a material breach by Pharming) or Section 14.3, then Collagen may assume full management and control of the Collagen Herd and Pharming shall not have any further rights with respect to such herd.

15.0  Dispute Resolution.

      15.1 General. In the event of any dispute concerning this Agreement, including its interpretation, performance, breach or termination, the procedures of this Section 15 shall apply.

      15.2 Good Faith Attempt to Resolve Informally. Each party involved in the dispute shall use its good faith efforts to resolve the dispute informally as soon as practicable.

      15.3 Summit Conference. If the dispute is not resolved informally, the chief executive officers of Collagen and Pharming shall meet at a mutually agreeable time and place and attempt to resolve the dispute. The meeting shall occur within ten (10) days after any party's written request for the meeting.

      15.4 Jurisdiction. If the parties are unable to resolve the dispute, any party may submit the dispute for resolution by mandatory, binding arbitration in Santa Clara County, California U.S.A. in accordance with the Rules of Arbitration of the American Arbitration Association.

      15.5 Selection of Arbitrators. The arbitrators shall be selected as follows: each of Pharming and Collagen shall select one reasonably acceptable independent, qualified arbitrator from a list of at least five (5) arbitrators provided in good faith by the other party, and the two arbitrators so selected shall select the third arbitrator. Any party may object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

      15.6 Relief. The arbitrators, who shall act by majority vote, shall be empowered to decree any and all relief of an equitable nature, including but not limited to temporary restraining orders, temporary injunctions, and/or permanent injunctions, and shall also be able to award damages, with or without an accounting of costs. The decree or judgment of an award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties waive any and all rights of appeal under any applicable law.

      15.7 Attorneys' Fees. The arbitrators shall award to one or more parties in the arbitration all or so much of such party's or parties' expenses for attorneys' fees and costs as the arbitrators deem appropriate, taking into account the relative merits of the positions asserted by the parties and any prearbitration offers of settlement or compromise.

16.0  General Provisions.

      16.1 Governing Law. This Agreement shall be deemed to have been entered into in, and shall be construed in accordance with the laws of, California, U.S.A., without reference to conflict of laws principles.

      16.2 Further Acts and Instruments. Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

      16.3 Use of Names. Pharming and Collagen shall not use the name of the other parties, or any trademarks of the other parties, or any adaptation of any of such name or trademark, in any manner including, without limitation, activities in connection with advertising, promotional sales literature or goods, without prior written consent obtained from such other party in each case, which consent shall not unreasonably be withheld.

      16.4 Assignment. Neither this Agreement nor any interest hereunder shall be assignable by either party by operation of law or otherwise without the prior written consent or agreement of the other (which consent shall not be unreasonably withheld), except in connection with a sale or transfer of all or substantially all of its business and assets to which this Agreement relates. This Agreement shall inure to the benefit of and shall be binding upon the parties and their successors and permitted assigns, and the name of a party appearing herein shall be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

      16.5 Limitation of Liability. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, IN NO EVENT WILL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      16.6 Headings. The headings of the several sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      16.7 Notices. Any notice required by this Agreement shall be deemed to have been fully given when sent by facsimile with a copy sent by express courier, addressed in the case of Collagen to:

                        Collagen Corporation
                        2500 Faber Place
                        Palo Alto, California 94303 U.S.A.
                        Attention: President
                        Facsimile: (415) 354-4752

or in the case of Pharming to:

                        Pharming  BV
                        Niels Bohrweg 11-13
                        2333 CA Leiden
                        The Netherlands
                        Attention: President
                        Facsimile: 011-31-71-216507

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

      16.8 Entire Agreement; Amendments. This Agreement, together with the Share Purchase Agreement, constitute the entire and only agreement between the parties relating to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the Parties.

      16.9 Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law to most nearly conform with Pharming's and Collagen's intent in entering into this Agreement, or stricken if such provision in not so reformable, provided, that no such provision shall be stricken if as a result the economic benefit of this Agreement to either Pharming or Collagen is materially changed.

      16.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      16.11 Independent Contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. All activities by the Parties hereunder shall be performed by them as independent contractors. No party shall incur any debts or make any commitments for or on behalf of the other party, unless specifically authorized in writing by an officer of the other party.

      16.12 Regulatory Matters. The Parties shall cooperate in seeking to obtain regulatory approvals and authorizations required for their activities under or contemplated by this Agreement. Collagen shall be primarily responsible for performing such tests as may be required for obtaining regulatory approvals and authorizations, and for determining the manner in which regulatory approvals and authorizations shall be sought.

      16.13 No Waiver for Failure to Enforce Compliance. Failure of any party to insist upon strict observance of or compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon observance of or compliance with such term thereafter, or with any of the other terms of this Agreement.

      16.14 Language. This Agreement is in the English language, which language shall be controlling in all respects. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

      16.15 Force Majeure. No failure or omission of a party hereunder in the performance of any obligation according to this Agreement shall be deemed a breach of the Agreement or create any liability if the same shall arise from any cause or causes beyond the control of, and not resulting from the negligence of, such party, including, but not limited to, acts of God; acts or omissions of any government; any rule, regulation or order issued by any governmental authority or by any officer, department, agency or instrument thereof; fire; storm; flood; natural phenomenon; earthquake; accident; war; rebellion; insurrection; riot; invasion; strike; lockout; or other kind of force majeure. Each party agrees to notify the other promptly of any circumstance delaying its performance hereunder and to resume performance as soon thereafter as is reasonably practicable.

      16.16 Press Release. Upon execution of this Agreement, the parties shall make a public announcement regarding the collaboration herein by issuing an agreed press release.

      The undersigned are duly authorized to execute this Agreement on behalf of Pharming and Collagen effective as of the date first above written.


PHARMING B.V.           COLLAGEN CORPORATION


By:    /s/ George J. M. Hersbach         By:     /s/ Howard D. Palefsky
       ---------------------------               -------------------------------
Name:  George J. M. Hersbach             Name:   Howard D. Palefsky
       ---------------------------               -------------------------------

Title: President and                     Title:  Chairman and
       Chief Executive Officer                   Chief Executive Officer
       ---------------------------               -------------------------------

                                    EXHIBIT A

                             AMENDMENT TO AGREEMENT

      This Amendment is made effective on the 12th day of September, 1994 ("Amendment Date") between COLLAGEN CORPORATION, a Delaware corporation with principal offices at 2500 Faber Place, Palo Alto, California 94303 U.S.A. ("Collagen"), GENPHARM INTERNATIONAL, INC., a California corporation with principal offices at 297 N. Bernardo Avenue, Mountain View, CA 94043 U.S.A. ("Genpharm"), and GENE PHARMING EUROPE BV, a Dutch corporation with principal offices at Niels Bohrweg 11-13, 2333 CA Leiden, The Netherlands ("Gene Pharming").

      WHEREAS, Collagen, GenPharm and Gene Pharming (collectively the "Parties") are parties to a Research, License and Supply Agreement entered into on May 8, 1993 ("Agreement"); and

      WHEREAS, the Parties have been proceeding in accordance with the Agreement and now desire to clarify and modify the Agreement to reflect changes in the research goals, payments and license rights in the Agreement, as well as clarify other terms therein.

      The Parties hereby now agree as follows:

      1.    Section 1 of the Agreement is amended as follows:

            a) In Section 1.04, lines 4 and 5, the following is deleted:

", including, without limitation, a method claimed in a patent application No. 08/011,643 filed January 28, 1993 by Collagen (the "Collagen Patent Application")".

            b) New sections 1.14 and 1.15 are added as follows:

            "1.14 "Collagen Patent Application" shall mean U.S.S.N. 08/011,643 filed January 28, 1993, U.S.S.N. 08/183,648 filed January 18,
1994, 1994, PCT Application No. PCT/US94/00740 and other corresponding international applications, and any continuations, continuations-in-part, extensions or reissues thereof.

            1.15 "Genpharm Patent Application" shall mean U.S.S.N. 08/281,493 filed July 27, 1994, and other corresponding international applications, and any continuations, continuations-in-part, extensions or reissues thereof."

      2.    Section 2

            Simultaneously with the execution of this Amendment, GenPharm and Collagen have entered into a Series "H" Preferred Stock Purchase Agreement providing for the purchase by Collagen of one million, six hundred thousand dollars ($1,600,000) in GenPharm Series "H" Preferred Stock at $7.00 per share, with all rights applicable to such Series "H" stock. Collagen and Gene Pharming hereby agree that the Mouse Research Program (as defined in Section 2.01 of the Agreement) will be expanded so as to include expression of the [*] and [*] gene in the milk of a transgenic mouse, on the understanding that the expanded Mouse Research Program shall be completed upon [*] of said genes in a [*] such that the [*] and [*] chains of [*] (as defined in Section 1.07 of the Agreement) are produced as a [*] in the milk of a transgenic mouse. Gene Pharming hereby agrees that the expanded Mouse Research Program will be carried out [*] payment toward costs by [*], and that [*] which [*] based on the Mouse Research Program under the Agreement [*] come [*] under the [*]. Sections 2.01, 2.02, and 2.04 of the Agreement are replaced with the following:

            "2.01 Program of Research. In a program of research (the "Mouse Research Program") with an effective commencement date of June 1, 1993, Gene Pharming, with the close cooperation of Collagen, shall use [*], including the provision of [*], [*], [*] and [*], to cause the [*] gene and, subsequently, both the [*] and the [*] gene to be expressed in the milk of the [*] generation of Gene Pharming's transgenic mice. Towards this end, Gene Pharming shall assemble the [*] gene and, subsequently, both the [*] and the [*] gene (to be provided by Collagen or, at Collagen's option, procured by Gene Pharming at Collagen's expense) with Gene Pharming's proprietary expression cassettes, [*], identify and breed transgenic mouse lines, collect [*] and tissue samples and isolate product from said gene(s). Isolated gene product will be analyzed jointly by Collagen and Gene Pharming. The Mouse Research Program shall be completed upon co-expression of the [*] and [*] genes in [*] such that the [*] and [*] chains of [*] are produced as a [*] in the milk of [*]. A detailed outline of activities to be performed in the course of the Mouse Research Program, with anticipated dates of completion of each phase and a cost budget, is set forth in a separate Mouse Research Plan. The Mouse Research Plan may be revised at any time with the written consent of Gene Pharming and Collagen.

            2.02 Expansion of Mouse Research Program. Collagen may, at its option, direct that the Mouse Research Program be expanded to include genes or modifications or derivatives other than the [*]. In such event, Collagen and Gene Pharming shall in good faith attempt to reach agreement upon an outline and schedule of activities to be performed in the course of the expanded program and a budget therefor.

            2.04  Costs.

                  (a) Gene Pharming shall carry out the Mouse Research Program (as defined in Section 2.01) [*] toward costs by Collagen. The Mouse Research Program shall be completed upon co-expression of [*] and [*] genes in [*] such that the [*] and [*] chains of [*] are produced as a [*] in the milk of [*].


[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.

                  (b) If, pursuant to Section 2.02 hereof, Collagen directs that the Mouse Research Program be expanded, it shall pay to Gene Pharming $[*] per [*] (prorated for any portion thereof) for the period of Gene Pharming's work on the expanded program with respect to each gene or variant (exclusive of promoters or regulatory elements) included in the expanded program at the request of Collagen. [*] ([*]) percent of such payments shall be [*] for [*] [*] work on the [*] and [*] ([*]) percent of such payments shall be in consideration of the license granted under Section 6.01 hereof.

                  (c) On the first day of each quarter for which Collagen is obligated to make payments to Gene Pharming under this Section 2.04, Gene Pharming shall invoice Collagen for the amount due for such quarter and such payments will be due within fifteen (15) days following Collagen's receipt of the invoice."

      3.    Section 3 of the Agreement is amended as follows:

            (a) In Section 3.01, lines 15-18 are changed to read: "Collagen and Gene Pharming, Collagen may exercise its option to initiate the Transgenic Cow Research Program by notice to Gene Pharming at any time within six months after completion of the Mouse Research Program in accordance with Section 2.01 hereof, following receipt by Gene Pharming and Collagen of a recommendation of the".

            (b) Line 5 of Section 3.05 is amended to read: "On such conditions as Parties shall agree as a result of negotiations which Collagen and Gene Pharming shall initiate on or before December 31, 1994, but in no event later than the date of commencement of the Transgenic Cow Research Program, at Collagen's request".

      4. Sections 4.01 and 4.02 of the Agreement are replaced with the following:

            "4.01 Gene Pharming's Intellectual Property. Gene Pharming (or, by assignment, Genpharm) shall own or be granted all right, title and interest in and to the GenPharm Patent Application, the Collagen Patent Application (and any patent issued from either), and all other inventions and improvements, whether or not patented or patentable and including United States and foreign patent rights, which are made during the term of the Research Programs by either Gene Pharming, GenPharm or Collagen employees or consultants, or jointly by any of such parties, to the extent such GenPharm Patent Application or Collagen Patent Application or such inventions or improvements relate to (i) methods of producing proteins or other biological materials using genetically modified animals, including, without limitation, methods of producing collagen or modifications or derivatives of collagen using genetically modified animals,
(ii) gene constructs for expression in genetically modified animals, such modified animals and their progeny, and (iii) the compositions and all uses of proteins or other biological materials produced using genetically modified animals that are not collagen or


[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.

modifications or derivatives of collagen or combinations thereof with other materials or drugs, subject to the licenses granted to Collagen hereunder. For purposes of Section 3.06, Section 4.01 and Section 4.02 of this Agreement, the term "collagen" shall mean all forms of collagen, including, without limitation, bovine collagen, porcine collagen and Human Collagen. Within thirty (30) days of written request by Gene Pharming, Collagen shall execute assignments or transfers of patent rights to Gene Pharming as specified above.

            4.02 Collagen's Intellectual Property. Collagen shall own or be granted all right, title and interest in and to the Collagen Patent Application, the GenPharm Patent Application, (and any patent issued from either) and all other inventions and improvements, whether or not patented or patentable and including United States and foreign patent rights, which are made during the term of the Research Programs by either Collagen, GenPharm or Gene Pharming employees or Consultants, or jointly by any of such parties, to the extent such GenPharm Patent Application or Collagen Patent Application or such inventions or improvements relate to (i) the composition of collagen, whether in the form of milk from transgenic animals or other forms separate from such animals, or modifications or derivatives of collagen, (ii) combinations of collagen or modifications or derivatives of collagen with other materials or drugs, including, without limitation, coating and drug delivery applications, and (iii) uses of the composition or such combinations of collagen or such modifications or derivatives of collagen for applications in humans or animals, subject to the licenses granted to Gene Pharming in Section 6.02 Within thirty (30) days of written request by Collagen, Gene Pharming shall execute assignments or transfers of patent rights to Collagen as specified above."

      5. Line 14 of Section 5.02 of the Agreement is amended to read: "by country basis, in any country in which Gene Pharming and Collagen have no patent protection for".

      6. A new section 6.05 to the Agreement is added as follows:

            "6.05 Revocation of Licenses

                  (a)   Opposition by Collagen.

            In a judicial or patent office proceeding outside the U.S., if Collagen files an opposition against or otherwise challenges validity, enablement, or other issues relating to a non-U.S. patent or non-U.S. patent application within the Gene Pharming Intellectual Property Rights, then Collagen's license outside the U.S. under Section 6.01 shall be revoked and immediately terminate.

                  (b)   Opposition by Gene Pharming or GenPharm.

            In a judicial or patent office proceeding outside the U.S., if Gene Pharming or GenPharm files an opposition against or otherwise challenges validity, enablement, or other issues relating to a non-U.S. patent or non-U.S. patent application within the Collagen Intellectual Property Rights, then Gene Pharming's and Genpharm's license outside the U.S. under Section 6.02 shall be revoked and immediately terminate."

      IN WITNESS whereof, this Amendment has been entered into the day and year first above written.


/s/ Frank DeLustro                           9/12/94
-----------------------------------------    -----------------------------------
Collagen Corporation                         Date
Frank DeLustro, Ph.D.
Senior Vice President
Scientific Affairs


/s/ George J.M. Hersbach                     9/12/94
-----------------------------------------    -----------------------------------
Gene Pharming Europe B.V.                    Date
George J.M. Hersbach, M.Sc., Eur. Ing.
President and Chief Operating Officer


/s/ Jonathan J. MacQuitty                    9/12/94
-----------------------------------------    -----------------------------------
GenPharm International, Inc.                 Date
Jonathan J. MacQuitty
Chief Executive Officer

                                    EXHIBIT B

                    SHARE PURCHASE AND CALL-OPTION AGREEMENT

      The undersigned,

      1. PHARMING B.V., a company under the laws of the Netherlands, with registered office at Leiden, the Netherlands, duly represented by its President and Chief Executive Officer Mr. G.J.M. Hersbach, hereinafter referred to as "Pharming";

      and

      2. COLLAGEN CORPORATION, a company under the laws of the State of Delaware, USA, with registered office at Palo Alto, CA, USA, duly represented by its Chairman and Chief Executive Officer Mr. H.D. Palefsky, hereinafter referred to as "the Purchaser";

                                    WHEREAS:

      - On April 28, 1995, Pharming has spun off from its former parent company and sole shareholder, GenPharm International, Inc. ("GPI"), a corporation under the laws of California, USA, with registered office at Mountain View, California;

      - the spin-off as meant above has been effected by means of a distribution by GPI of 256,608 A shares and 16,111 B shares in Pharming to the B.V. Shareholder Trust, and 18,752 A shares in Pharming to the B.V. Optionholders Trust (hereinafter jointly referred to as: "the Trusts"), which Trusts have been entered into under the laws of California, United States of America, and which Trusts hold the shares in Pharming for the benefit of the holders of GPI shares and the holders of vested options on GPI shares, respectively, pro rata parte to their interests in GPI, while GPI itself has retained 25,000 A shares in Pharming;

      - on September 5, 1995, Pharming has issued 104,296 Class B shares under a private placement ("Private Placement") to several investors, and Pharming will issue further Class B shares to investors at the next closing of the Private Placement;

      - the Purchaser has agreed to participate in the Private Placement by purchasing shares in Pharming subject to the terms and conditions set out herein;

      - furthermore, Pharming has agreed to grant to the Purchaser a call-option to purchase additional Class B shares subject to the terms and conditions set out in article 10 hereof;

                            HEREBY AGREE AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

      In addition to the terms defined above in the preamble, the following terms shall have the following meanings when used in this Agreement:

"Closing":        the next closing of the Private Placement;

"Closing Date":   the date of the Closing;

"Notary":         civil law notary N.M.J. Damen of Stibbe Simont Monahan
                  Duhot at Amsterdam, the Netherlands;

"Memorandum":     the confidential Private Placement Memorandum dated
                  March 6, 1995;

"Purchase Price": the purchase price for the Shares (as defined below) at the issue price of NLG 130 per share, therefore in total NLG 7,251,270;

"Shares":         55,779 Class B shares in the share capital of Pharming,
                  each with a nominal value of NLG 100.

ARTICLE 2 - ISSUANCE AND PURCHASE OF THE SHARES

      2.1 On the Closing Date, subject to the Purchase Price having been received by the Notary in conformity with article 2.3 hereof, Pharming shall issue the Shares to the Purchaser, and in reliance on the representations and warranties of Pharming contained in article 3 hereof, the Purchaser shall purchase and accept the Shares from Pharming.

      2.2 The issuance of the Shares shall take place by notarial deed passed before the Notary. Immediately following the signing of this Agreement, the Purchaser shall sign the power of attorney attached hereto as Schedule 1, pursuant to which the Purchaser shall accept the Shares.

      2.3 The Purchaser shall cause the Purchase Price to be received by the Notary ultimately one day prior to the Closing Date. After the Shares have been issued in conformity with article 2.2 hereof, the Notary shall transfer the Purchase Price to Pharming.

      2.4 The Closing is expected to take place on February 8, 1996. Pharming shall inform the Purchaser in writing of the prospective Closing Date at least 5 business days in advance, after which the Purchaser shall pay the Purchase Price to the Notary in conformity with article 2.3 above.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

      Pharming hereby represents and warrants to the Purchaser that on the Closing Date each of the following matters will be true, correct and complete:

            a. Pharming is duly organized and validly existing under the laws of the Netherlands as a "besloten vennootschapmet beperkte aansprakelijkheid" (private company with limited liability). An English translation of the articles of association of Pharming as in force on the Closing Date, is attached as
Schedule 2.

            b. The Shares are validly issued free from all charges, liens, pledges, rights of usufruct and all other encumbrances. There are no share certificates or depository receipts in respect of the Shares. Pharming is entitled to issue and transfer title to the Shares without any restriction.

            c. The execution and delivery of this Agreement and the performance of it by Pharming have been duly authorized by all requisite corporate action. This Agreement constitutes valid and binding obligations of Pharming in accordance with its terms.

ARTICLE 4 - PROFESSIONAL INVESTOR/ACKNOWLEDGMENT

      4.1 The Purchaser will acquire, trade and hold the Shares as part of its business.

      4.2 If the Purchaser is a "U.S. Person", as such term is identified in Rule 902(o) under the United States Securities Act of 1933 as amended ("the Securities Act"), the Purchaser hereby represents and warrants that the Purchaser is an "accredited investor" within the meaning of Regulation D under the Securities Act, and that the Purchaser is purchasing the Shares for its own account and not with a view to any distribution thereof.

      4.3 The Purchaser acknowledges that it has been given the opportunity to carry out a due diligence on the business of Pharming, for which reason no other representations and warranties are given by Pharming than those set out in article 3 above. Without prejudice to these representations and warranties, the Purchaser acknowledges the risks connected with the investment in the Shares related to the form of business operated by Pharming.

      4.4 For the purposes set out on page (i) thereof, the Memorandum has been made available to he Purchaser. The Purchaser acknowledges said purpose, and shall not hold Pharming or any third party liable for any information contained in the Memorandum, or any other written or oral information made available, except in the events of material misstatements or omissions, willful misconduct or negligence.

      4.5 The Purchaser acknowledges that under the Private Placement new Class B shares in Pharming will be issued to other investors as well at the Closing or at any further closing that may take place.

ARTICLE 5 - WAIVERS

      5.1 Immediately following the signing of this Agreement, the Purchaser shall sign the waiver with respect to certain share transfers by the Trust, attached as Schedule 3.

      5.2 The present shareholders of Pharming shall waive their preemptive rights with respect to the issuance of the Shares. In the event that further shares in Pharming will be issued to investors under the Private Placement at any further closing, the Purchaser shall waive its preemptive rights with respect to said issuances as well.

ARTICLE 6 - ASSIGNMENT

      The Purchaser is not entitled to assign it rights and obligations under this Agreement without the prior written consent of Pharming. However, the Purchaser is entitled to assign its rights pursuant to the Call-Option (as defined in article 10 hereunder) to any entity in which the Purchaser holds at least a majority of ownership interest.

ARTICLE 7 - GOVERNING LAW AND JURISDICTION

      7.1 This Agreement is governed by the laws of the Netherlands.

      7.2 Any dispute arising in connection with this Agreement or any further agreements resulting therefrom which the parties fail to settle amicably, shall exclusively by submitted to the competent court in Amsterdam, the Netherlands.

ARTICLE 8 - TERMINATION

      8.1 Each party may terminate this Agreement with immediate effect by giving written notice, went by registered mail to the other party, in the event that the Closing has not occurred on or before May 1, 1996.

      8.2 Furthermore, each party may terminate this Agreement with immediate effect by giving written notice, sent by registered mail, to the other party, if the other party applies for or has been granted suspension of payment, applies for or has been declared bankrupt, enters into liquidation or becomes insolvent, or if the other party fails to cure a default in respect of any of its obligations under this Agreement within 14 days after having been served a written notice to that effect from the first party.

ARTICLE 9 - COSTS

      Each party shall bear its own costs incurred in connection with this Agreement. All costs related to the issuance of the Shares shall be for the account of Pharming.

ARTICLE 10 - CALL-OPTION

      10.1 In addition to the above, Pharming hereby grants to the Purchaser an irrevocable Call-Option ("the Call-Option") to purchase Class B shares in Pharming at an issue price of NLG 163 per share, for a total amount of USD 500,000.

      10.2 The Call-Option shall be exercisable by written notice from the Purchaser sent by registered mail and by telecopier to Pharming (Attn: Mr. G.J.M. Hersbach), at any time within 24 months after the Closing Date. Upon lapse of this 24 month period, the Call-Option shall automatically expired. The date that the written notice is received by Pharming by telecopier, shall qualify as the Exercise Date.

      10.3 Within 30 days after the Exercise Date, Pharming shall issue to the Purchaser at a rate of NLG 163 per share, the number of Class B shares corresponding with the counter value of USD 500,000 at the exchange rate USD/NLG on the Exercise Date. To such issuance, the provisions 1 up to and including 9 of this Agreement shall apply mutatis mutandis.

      10.4 The issue price of NLG 163 per share will be adjusted accordingly in the event of stock splits, stock dividends or recapitalizations effected between the date of this Agreement and the date on which shares are issued pursuant to the exercise of the Call-Option.

      Thus agreed upon and signed in two original copies in Leidon/Palo Alto, on 20 February 1996.


/s/ G.J.M. Hersbach                       /s/ D. Foster
----------------------------------        --------------------------------------
Pharming B.V.                             Collagen Corporation
By:  G.J.M. Hersbach                      By:  D. Foster

                                    EXHIBIT C

                             MOUSE RESEARCH PROGRAM

      The section of the Amended RLS Agreement which described the Mouse Research Program is appended for reference:

            "Section 2

            Simultaneously with the execution of this Amendment, GenPharm and Collagen have entered into a Series "H" Preferred Stock Purchase Agreement providing for the purchase by Collagen of one million six hundred thousand dollars ($1,600,000) in GenPharm Series "H" Preferred Stock at $7.00 per share, with all rights applicable to such Series "H" stock.

            Collagen and Pharming hereby agree that the Mouse Research Program (as defined in Section 2.01 of the Agreement) will be expanded so as to include expression of the [*] and [*] gene in the milk of a transgenic mouse, on the understanding that the expanded Mouse Research Program shall be completed upon [*] in a [*] such that [*] (as defined in Section [*] of the Agreement) are produced as a [*] in the milk of a transgenic mouse. Gene Pharming hereby agrees that the expanded Mouse Research Program will be carried out [*], and that any [*] based on the Mouse Research Program under the Agreement will not [*] under the expanded Mouse Research Program.

      2.01 Program of Research. In a program of research (the "Mouse Research Program") with an effective commencement date of June 1, 1993, Gene Pharming, with the close cooperation of Collagen, shall use commercially reasonable efforts, including the provision of qualified personnel, equipment, materials and facilities, to cause the [*] gene and, subsequently, both the [*] and the [*] gene to be expressed in the milk of the [*] generation of Gene Pharming's transgenic mice. Towards this end, Gene Pharming shall assemble the [*] gene and, subsequently, [*] jointly by Collagen and Gene Pharming. The Mouse Research Program shall be completed upon [*] of the [*] genes in a [*] such that the [*] of [*] are produced as a [*] in the milk of a transgenic mouse. A detailed outline of activities to be performed in the course of the Mouse Research Program, with anticipated dates of completion of each phase and a cost budget, is set forth in a separate Mouse Research Plan. The Mouse Research Plan may be revised at any time with the written consent of Gene Pharming and Collagen.

      2.02 Expansion of Mouse Research Program. Collagen may, at its option, direct that the Mouse Research Program be expanded to include genes or modifications or derivatives other than the [*] and [*] genes. In such event, Collagen and Gene Pharming shall in good faith attempt to reach agreement upon an outline and schedule of activities to be performed in the course of the expanded program and a budget therefor.


[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.

      2.03 Reports. Within 30 days after the end of each calendar quarter during the Mouse Research Program, Gene Pharming shall provide the Steering Committee with research progress reports containing a reasonably detailed description of the work conducted by it in the course of the Mouse Research Program and of the results thereof. Gene Pharming and Collagen shall keep the Steering Committee fully informed regarding their analysis of isolated [*] and other gene product pursuant to Section 2.02.

      2.04  Costs.

            (a) Gene Pharming shall carry out the Mouse Research Program (as defined in Section 2.01) [*] by Collagen. The Mouse Research Program shall be completed upon [*] genes in [*] such that the [*] are produced as a [*] in the milk of a [*].

            (b) If, pursuant to Section 2.02 hereof, Collagen directs that the Mouse Research Program be expanded, it shall pay to Gene Pharming $[*] per [*] (prorated for any portion thereof) for the period of Gene Pharming's work on the expanded program with respect to each gene or variant (exclusive of promoters or regulatory elements) included in the expanded program at the request of Collagen. [*] ([*]) percent of such payments shall be as [*] for Gene Pharming's [*] to work on the expanded Mouse Research Program and [*] ([*]) percent of such payments shall be in [*] hereof.

            (c) On the first day of each [*] for which Collagen is obligated to make payments to Gene Pharming under this Section 2.04, Gene Pharming shall invoice Collagen for the amount due for such [*] and such payments will be due within fifteen (15) days following Collagen's receipt of the invoice."


[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.


                                      -2-